EXHIBIT 99.1

Archer Daniels Midland 4666 Faries Parkway Decatur, Ill. 62526

ADM Sells Interests in Gruma and Related Investments

DECATUR, Ill., Dec. 17, 2012 – Archer Daniels Midland Company (NYSE: ADM) announced that it has sold its 23 percent interest in Gruma, S.A.B. de C.V. (“Gruma”) and its equity investments in related joint ventures for $450 million plus an additional contingent payment of up to $60 million.

“We are pleased that we were able to reach an agreement with Gruma,” said Ray G. Young, chief financial officer for ADM. “This sale is part of our ongoing portfolio management actions to redeploy capital into key strategic areas that will help drive higher returns in the future.”

Under the terms of the sale, ADM received $450 million up front and will also receive up to $60 million in future contingent payments over the next 42 months. The contingent payments are triggered based upon various conditions, including: the increase in Gruma’s stock market price, over the closing price of Gruma’s stock determined for purposes of the transaction, at the end of the 42 month period; the difference between the price of Gruma’s stock fixed for public offers made by Gruma and the closing price; the acquisition, by any strategic investor of Gruma, of 15 percent or more of Gruma’s capital stock; or the percentage of Gruma’s shares that are considered to be held by the public at any time.

While ADM has exited from its ownership position in Gruma and related investments, ADM expects to maintain a healthy and strong commercial relationship with Gruma globally. Bank of America Merrill Lynch was the financial adviser to ADM in the transaction.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 270 processing plants, 420 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 160 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

217-424-5413